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                NOBILITY HOMES, INC.
                        Controlling Our Future through Vertical Integration

                   NOBILITY HOMES, INC. ANNOUNCES RECORD SALES
                    AND EARNINGS FOR ITS SECOND QUARTER 2005

         Ocala, FL...June 9, 2005-- Today Nobility Homes, Inc. (NASDAQ: NOBH) announced record sales and earnings results for its second quarter ended May 7, 2005. Sales for the second quarter of 2005 were up 18% to $15,529,132 as compared to $13,112,600 recorded in second quarter of 2004. Income from operations increased 47% to $2,361,985 versus $1,603,834 in the same period a year ago. Net income after taxes was up 47% to $1,692,002 as compared to $1,153,357 for the same period last year. Diluted earnings per share for the second quarter of 2005 improved 46% to $0.41 per share compared to $0.28 per share last year.
         For the first six months of fiscal 2005, sales increased 16% to $27,040,266 as compared to sales of $23,310,841 in the first six months of last fiscal year. Income from operations for the first six months improved 45% to $3,780,548 versus $2,605,845 in the same period last year. Net income increased 43% to $2,764,782 versus last year's results of $1,937,238 for the same six month period. Diluted earnings per share were up 43% to $0.67 per share versus last year's six months results of $0.47 per share.
         Nobility's financial position continued to improve during the second quarter of 2005 and remains very strong with cash and cash equivalents, short and long-term investments of $23,923,629 and no outstanding debt. Working capital is $13,874,742 and our ratio of current assets to current liabilities is 2.5:1. Stockholders' equity increased to $33,064,507 and the book value per share of common stock increased to $8.20. The Company repurchased in the open market 24,200 shares of its common stock during the first six months of fiscal 2005. The Company's Board of Directors has authorized the purchase up to 100,000 additional shares of the Company's stock in the open market.
         Terry Trexler, President, stated, "Second quarter sales of fiscal 2005, although a record quarter, continued to be adversely impacted by tight retail credit standards, high, although improving unemployment and uncertain economic conditions present in the country. Although Nobility continues to out-perform the manufactured housing industry, in the near term we anticipate continued pressure on both sales and earnings resulting from these factors, plus volatile pricing in lumber, OSB, sheetrock, steel and oil related products and services. Overall, most construction materials have increased or fluctuated widely in price over the past year with little price stability in sight. Management is optimistic for the remainder of fiscal 2005, convinced that our specific geographic market is one of the best long-term growth areas in the country and because of the strong operating leverage inherent in the Company. With an improving economy, declining unemployment claims, and increasing but still low interest rates in 2005, management expects the demand for our homes to improve. Increased demand should also result from building replacement homes due to last year's hurricanes. The Company is well positioned to capitalize on the demand in the future by controlling the retail distribution, financing, and insuring of our homes and by being financially sound to take advantage of opportunities as they develop."
         Nobility Homes, Inc. has specialized for the past 38 years in the design and production of quality, affordable manufactured homes at its two plants located in central Florida. With nineteen Company owned retail sales centers, a finance company joint venture, and an insurance subsidiary, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

         MANAGEMENT WILL HOLD A CONFERENCE CALL ON THURSDAY, JUNE 9, 2005, AT 4:30 PM EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 800-316-8317. THE CONFIRMATION CODE FOR THE CALL IS 6284636. YOU MAY ALSO ACCESS THE CALL AT www.nobilityhomes.com OR http://phx.corporate-ir.net/playerlink.zhtml?c=60939&s=wm&e=1081654


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Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchases, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, and the impact of marketing and cost-management programs.